Exhibit 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO, CALIFORNIA 92108 t
t Telephone (858) 722-5953 t FAX (858) 761-0341
t E-MAIL changgpark@gmail.com t

May 21, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Naturewell, Incorporated of our report dated on May 21, 2010, with respect to the unaudited interim consolidated financial statements of Naturewell, Incorporated, included in Form 10-Q for the period ended March 31, 2010.

Very truly yours,

/s/ Chang G. Park
CHANG G. PARK, CPA

Member of the California Society of Certified Public Accountants Registered with the Public Company Accounting Oversight Board